Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

Board of Directors,
Linux Gold Corp.

We consent to the use of our report dated June 12, 2006 on the consolidated financial statements of Linux Gold Corp. for the year ended February 28, 2006 that are included in the Company’s annual Form 20-F filing, which is included, by reference in the Company’s Form S-8.

“Smythe Ratcliffe LLP” (signed)

Chartered Accountants

Vancouver, Canada
November 20, 2006